Exhibit 99.1

[RYERSON TULL LOGO APPEARS HERE]

2621 West 15th Place
Chicago, IL 60608

For additional information:

NEWS RELEASE	Terence R. Rogers
VP Finance and Treasurer
773.788.3720

RYERSON TULL REPORTS FIRST QUARTER 2004 EPS OF $0.46

Significant Operating Leverage Combines with Strong Metals Demand and Pricing

Chicago, Illinois—April 29, 2004—Ryerson Tull, Inc. (NYSE: RT) today reported a first quarter 2004 net profit of $12.0 million, or $0.46 per diluted share. This compares with a net loss of $7.5 million, or $0.30 per share, in the fourth quarter of 2003, and a net profit of $649,000, or $0.02 per share, in the first quarter of 2003. Fourth quarter 2003 results included a pretax charge of $3.8 million, or $0.09 per share, for restructuring activities, and a $4.3 million, or $0.17 per share, valuation allowance (part of income tax expense) for a portion of the deferred tax asset.

“Our multi-year efforts to enhance productivity and cut costs combined with a growing economy, the early benefits of our marketing program, and strong margin management to produce an excellent quarter,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull.

Robust First-Quarter Performance

“In the first quarter, we captured strong top-line growth and capitalized on the operating leverage created through our restructuring program,” continued Novich. First quarter 2004 sales increased 28.6 percent from the first quarter of 2003, on a 13.2 percent increase in tons shipped and a 13.6 increase in the average selling price per ton. On a sequential basis, first quarter 2004 sales increased 28.7 percent from the fourth quarter of 2003, as tons shipped and the average selling price per ton increased 14.5 and 12.7 percent, respectively.

Gross profit per ton improved to $188 in the first quarter of 2004, compared with $170 in the year-ago period and $167 in the fourth quarter of 2003. Gross margins were stable at 19.4 percent in the first quarter of 2004, compared with 19.4 percent in the fourth quarter of 2003 and 20.0 percent in the first quarter of 2003.

April 29, 2004

“We have managed well in a rapidly rising price environment, enabling us to maintain gross profit, on a dollar per ton basis, with our large OEM customers, while continuing to offer competitive prices on our transactional business.”

First quarter 2004 operating expenses per ton declined to $154, compared to $168 in the fourth quarter of 2003 and $161 in the year-ago period, due to ongoing cost control and strong volume.

Strong Financial Condition

“We continue to maintain a solid balance sheet,” continued Novich. Long-term debt increased to $307.3 million at the end of the first quarter of 2004, compared with $266.3 million at year-end 2003, reflecting the need to finance working capital as volume and prices rose. At the end of the first quarter, Ryerson Tull had a debt-to-capital ratio of 44 percent and approximately $155 million available under its credit facility, compared with a debt-to-capital ratio of 41 percent and availability of $151 million at year-end 2003.

Favorable Outlook

“We remain positive about the business outlook for 2004,” concluded Novich. “Demand in April remained consistent with first-quarter levels. And broad feedback from our customers indicates the market will remain strong.”

Note: Ryerson Tull will conduct a conference call to discuss first-quarter results on Friday, April 30, 2004, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could

April 29, 2004

result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross profits; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	First Quarter		Fourth Quarter 2003
	2004	2003
NET SALES	$704,845	$548,071	$547,500
Cost of materials sold	567,849	438,558	441,039

Gross profit	136,996	109,513	106,461
Warehousing and delivery	59,249	55,789	56,940
Selling, general and administrative	52,841	47,727	45,971
Restructuring and plant closure costs	—	—	3,773

OPERATING PROFIT (LOSS)	24,906	5,997	(223)
Other revenue and expense, net	42	28	46
Interest and other expense on debt	(4,928)	(4,974)	(4,842)

INCOME (LOSS) BEFORE INCOME TAXES	20,020	1,051	(5,019)
Provision for income taxes	8,028	402	2,441

NET INCOME (LOSS)	$11,992	$649	$(7,460)

INCOME (LOSS) PER SHARE OF COMMON STOCK
Basic	$0.48	$0.02	$(0.30)

Diluted	$0.46	$0.02	$(0.30)

Dividends on preferred stock	$48	$48	$48
Net income (loss) applicable to common stock	$11,944	$601	$(7,508)
Average shares of common stock—diluted	25,699	24,868	24,828
Supplemental Data :
Tons shipped (000)	728	643	636
Average selling price/ton	$969	$853	$860
Gross profit/ton	$188	$170	$167
Operating expenses/ton	154	161	168
Operating profit (loss)/ton	34	9	(1)
Depreciation included in Cost of materials sold	3,840	4,175	5,011
Depreciation included in SG&A expenses	1,488	1,500	1,052

(Dollars in Millions)
	3/31/2004	12/31/2003
Cash and cash equivalents	$15.8	$13.7
Accounts receivable	379.3	257.8
Current value of inventory	574.5	498.8
Inventory at LIFO value	429.0	437.6
Net property, plant and equipment	222.8	225.0
Net deferred tax asset	130.0	131.8
Accounts payable	202.4	144.9
Long-term debt	307.3	266.3
Stockholders’ equity	394.1	382.3

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